Exhibit 99.1

ALLONGE TO AND AMENDMENT OF TERM NOTE

Loan No. 8160005131

This Allonge to and Amendment of Term Note (this “Allonge”) refers to the loan evidenced by a Promissory Note (#8160005131) dated March 11, 2020 in the original amount of Five Million One Hundred Thousand and 00/100 Dollars ($5,100,000.00) (the “Note”) executed by ImmuCell Corporation, a Delaware corporation (“Borrower”) in favor of Gorham Savings Bank, a Maine banking corporation, having a place of business at 10 Wentworth Drive, Gorham, Maine 04038, (“Bank”).

In consideration of acceptance of this Allonge, the undersigned hereby agrees that the Note is hereby amended as follows:

A.	The current principal balance of the Note is increased by Two Million and 00/100 Dollars ($2,000,000.00) resulting in a principal balance owed upon execution of this Allonge in the amount of Six Million, Two Hundred Thirty-Three Thousand, Nine Hundred Fifty-Six and 37/100 Dollars ($6,233,956.37).

B.	Upon execution of this Allonge, the Interest Rate shall be equal to 3.53% per annum.

C.	The Borrower shall repay the Note, as amended by this Allonge, in equal consecutive monthly payments of $36,386.40 beginning on April 11, 2022, and continuing on the same day of each month thereafter, with all remaining principal and interest due and payable on March __, 2032, ten (10) years from the date hereof. For the avoidance of confusion, the “Payment Amount” under the Note, as amended by this Allonge, shall mean $36,386.40 and the “Maturity Date” shall mean March 23, 2032.

D.	Monthly principal and interest is based on a 240-month amortization schedule.

The Borrower hereby warrants and represents to Bank that it is now indebted to Bank on account of the Note, together with interest thereon, as said Note is amended hereby. The Borrower hereby certifies to Bank that the indebtedness evidenced by the Note, and as amended hereby, shall be and hereby is the same indebtedness evidenced by said original Note and that this Allonge represents an amendment and renewal to the original indebtedness evidenced by the Note and not a novation thereof.

The Borrower hereby ratifies and reaffirms that all other collateral documents securing the Note are and will continue to be security for the Note as amended hereby.

Except as set forth herein, each of the terms, conditions, and provisions of the Note shall remain in full force and effect and the Borrower shall remain fully liable thereunder.

Dated this 23rd day of March, 2022.

ImmuCell Corporation

/s/ Ryan F. Kelley	By:	/s/ Michael F. Brigham
Witness		Name:	Michael F. Brigham
		Its:	President & CEO

Accepted by Gorham Savings Bank

By:	/s/ Nicholas Weightman
Name:	Nicholas Weightman
Its:	Senior Vice President